Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen California Municipal Value Fund, Inc.
33-15880, 811-05235


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results for December 16, 2011 are as follows:

<c> Common shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.

   For
           10,935,152
   Against
                647,915
   Abstain
                554,761
   Broker Non-Votes
             3,499,834
      Total
           15,637,662


To approve the new fundamental policy
relating to the Funds ability to make
loans.

   For
           10,878,646
   Against
                722,056
   Abstain
                537,127
   Broker Non-Votes
             3,499,833
      Total
           15,637,662

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090018